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                                  EXHIBIT 99.9




                         PRESS RELEASE DATED MAY 7, 2001




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                                                                   EXHIBIT 99.9
[GRAPHIC OMITTED]



CONTACT:                   D. Scott Buchanan
                           4-D Neuroimaging
                           (858) 453-6300


               4-D NEUROIMAGING ANNOUNCES $12.5 MILLION FINANCING

       San Diego, California, May 7, 2001 -- 4-D Neuroimaging ("4-D" or the "Company") (OTCBB: FDNX) announced today that it has restructured its debt and raised additional working capital.

       Following the February 2001 announcement of the pending issuance of CPT codes by the American Medical Association for clinical uses of MEG (also known as magnetic source imaging ("MSI")), 4-D negotiated the restructuring of a major portion of its debt. As part of a private placement of equity organized primarily by the Company's Board of Directors, 4-D has retired approximately US$10.5 million of its debt. The AIG Private Bank of Zurich, Switzerland ("AIG") received approximately 42.6 million shares of common stock in exchange for the cancellation of approximately US$8.95 million of debt. AIG also restructured the remainder of the existing loan, approximately US$3.33 million, into an interest bearing note due July 31, 2002. 4-D's other major creditors, BDN, a private company based in Madrid, Spain, and the Swisspartners Investment Network of Zurich, Switzerland also received common stock in exchange for the cancellation of the outstanding amounts of their loans. In addition, Swisspartners, one of the principal shareholders in the Company, has invested an additional US$2 million in cash into the Company through its purchase of additional common stock. In total the Company issued a total of approximately 59.5 million shares of common stock, representing approximately 41% of the Company's outstanding voting securities, in exchange for a combination of cash and debt cancellation valued at approximately US$12.5 million.

       "The Management and Board of Directors of 4-D remain very enthusiastic about MEG's potential to help patients and doctors and about the Company's efforts to successfully bring this technology to the clinical market," reported
D. Scott Buchanan, President and CEO of 4-D Neuroimaging. "The Board of Directors has shown their support by working with the Company to restructure the Company's debt and to raise additional working capital in an effort to enable the Company to capitalize on the issuance of the CPT codes."

4-D is headquartered in San Diego, California and has operations in Helsinki, Finland and Aachen, Germany. 4-D is dedicated to the development of Magnetic Source Imaging systems that measure magnetic fields in the human body and assist in the diagnosis of a potentially broad range of medical disorders. Its main products, the Magnes 2500 WH, Magnes 3600 WH, and


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Vectorview systems, allow examination of the functioning of the entire brain and are designed for evaluating patients of all ages and patients with all types of brain disorders. More than 200 insurance companies have approved reimbursement for certain MSI procedures performed with the Company's MSI systems.

       This press release may contain forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those described in this press release due to risks and uncertainties that exist in the Company operation. Risks and uncertainties that could cause or contribute to such differences include, but are not limited to, a history of net losses, competition, market acceptance of new applications, the need for additional funding, the potential inability to continue to operate as a going concern, obtaining routine reimbursements from third party payers, marginal commercial viability, delayed customer acceptance, shortage or obsolescence of materials, regulatory approvals or other factors, including the ability to obtain additional financing when needed in the future. These and other risks are described in detail in the Company's filings with the U.S. Securities and Exchange Commission. The Company is not obligated to publicly update or revise these forward-looking statements.